Introduction

Summary financial table Fourth quarter and full fiscal year 2019

A service-first CRM company ● ● ● ● ●

2019 highlights Omnichannel customer service Customer story Enfusion

Sunshine CRM platform Customer story Indochino ● ● ● ● ●

Sunshine Conversations Beyond support: Zendesk Sell ● ● ●

Enhanced engagement with our customers Customer story vidaXL

Journey to be a multibillion-dollar revenue company ● ● ● ● Investments in customer experience solutions

Differentiated experiences for our customers ● ● ● Expanding our international initiatives ●

Timeline

Customers Enfusion Ancile Gardena BTG Pactual Idealo Chedraui Indochino Cleo InMotion Hosting Copa Airlines Minor Hotels

Customers MK Direct Salvation Army Australia (Salvos Stores) Nova TomTom ODEON Cinemas Group vidaXL Primonial Wealthsimple Ross Video Webhelp

Operating metrics Dollar-based net expansion rate Remaining performance obligations (RPO) % of total quarter-ending Support ARR 43%

Social impact 5.86

Select financial measures

Select financial measures

Guidance ● For the quarter ending March 31, 2020, we expect to report: ● ● ● ● ● ● For the full year ending December 31, 2020, we expect to report: ● ● ● ●

Condensed consolidated statements of operations

Condensed consolidated balance sheets

Condensed consolidated statements of cash flows

Non-GAAP results

Non-GAAP results (continued)

About Zendesk About non-GAAP financial measures Forward-looking statements

About operating metrics

Customer metrics Geographic information Contact Investor contact Media contact

Exhibit 99.2

Shareholder Letter

Q4 2019

zendesk

February 6, 2020



MIKKEL SVANE
CEO



ELENA GOMEZ
CFO



MARC CABI
STRATEGY AND IR

Introduction

2019 REVENUE
$816.4 MILLION

2019 Y/Y
36% REVENUE GROWTH

In 2019, Zendesk delivered another year of high growth and scale while advancing our leadership in CRM innovation. Revenue for the year reached $816 million, up 36% year-over-year. Our growth was fueled by continued strong demand for our customer experience solutions. We saw particularly strong growth in the U.S., where revenue increased by 38%, and in our Other region, primarily represented by LATAM, which grew 49% compared to 2018. Around the world, organizations from major, global enterprises to new and fast-growing startups are using Zendesk's products and platform as strategic solutions to transform their businesses and better engage with and serve their customers.

Growth in 2019 was driven substantially by our omnichannel solutions and enterprise expansion. Our omnichannel bundle, The Zendesk Suite, now has more than 6,000 paid customer accounts and drove considerable revenue growth and higher average deal sizes. It also led to more strategic discussions with organizations about ways they can engage with their customers seamlessly across multiple channels and touchpoints. We continued our move upmarket toward the enterprise, as demonstrated by the increase in the percentage of our annual recurring revenue from customers with 100 or more Zendesk Support agents to 43% as of the end of the fourth quarter versus 40% at the close of 2018.

During the year, we expanded our product offerings and platform capabilities, furthering our leadership in CRM innovation. We enhanced our leading customer service solutions by launching our first community forum product, Gather; delivering truly integrated support for social messaging through our WhatsApp integration for Zendesk Support; and broadening the reach of our AI capabilities by making Answer Bot available across all web and mobile channels. We advanced the features and capabilities of Zendesk Sunshine, our open and flexible CRM platform, enabling bigger digital transformations by expanding use cases with our customers. We also introduced a new messaging platform, Sunshine Conversations, that helps organizations build innovative messaging experiences to drive more conversational customer relationships. Finally, we built more depth into our expanded CRM portfolio by integrating Zendesk Sell with our app framework to extend the functionality and information available to sales teams.

Zendesk is entering the new decade with strong momentum. We expect to exceed our previously stated goal to deliver $1 billion in revenue for the year ending December 31, 2020, with full year revenue guidance to be in the range of $1.05 to $1.07 billion. We are building on that foundation to become a multibillion-dollar revenue company over the long term.

Summary financial table
Fourth quarter and full fiscal year 2019

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,	
	2019	2018	2019	2018
GAAP results				
Revenue	$ 229,871	$ 172,245	$ 816,416	$ 598,746
Gross profit	168,122	121,197	582,134	417,491
Gross margin	*73.1%*	*70.4%*	*71.3%*	*69.7%*
Operating loss	$ (32,302)	$ (36,517)	$ (163,004)	$ (137,928)
Operating margin	*(14.1%)*	*(21.2%)*	*(20.0%)*	*(23.0%)*
Net loss	$ (36,168)	$ (33,250)	$ (169,653)	$ (131,084)
Net loss per share, basic and diluted	$ (0.32)	$ (0.31)	$ (1.53)	$ (1.24)
Non-GAAP results				
Non-GAAP gross profit	$ 176,309	$ 127,938	$ 614,406	$ 438,790
Non-GAAP gross margin	*76.7%*	*74.3%*	*75.3%*	*73.3%*
Non-GAAP operating income	$ 11,639	$ 4,772	$ 26,613	$ 3,540
Non-GAAP operating margin	*5.1%*	*2.8%*	*3.3%*	*0.6%*
Non-GAAP net income	$ 11,786	$ 7,366	$ 36,814	$ 16,486
Non-GAAP net income per share, basic	$ 0.10	$ 0.07	$ 0.33	$ 0.16
Non-GAAP net income per share, diluted	$ 0.10	$ 0.06	$ 0.31	$ 0.15
Other financial measures				
Net cash provided by operating activities	$ 32,211	$ 22,938	$ 89,261	$ 78,620
Free cash flow (non-GAAP)	$ 15,865	$ 13,292	$ 42,280	$ 36,292

See a reconciliation of non-GAAP measures presented at the end of this letter.

A service-first CRM company

We delivered strong 2019 performance and are entering the new decade with substantial momentum, driven by the strength and ease of our service-first CRM solutions, and by global trends that are driving organizations to modernize and improve engagements with their customers.

Around the world, organizations of all sizes are seeking to transform their businesses around their customers' experiences. Customers expect organizations to be fast, convenient, and easy to work with. Customer loyalty must be constantly earned with every interaction and through a memorable and differentiated customer experience. To position themselves for success, organizations must integrate service into their customer journey at every interaction point, and use customer insights and service data to enrich the overall experience.

Zendesk products are built to give organizations of all sizes, in every industry, the ability to deliver a transparent, responsive, and empowering customer experience. Our Sunshine CRM platform is designed to address an expansive set of customer experiences, driven by constantly evolving customer needs and our own customers' innovation. Together, our products and platform allow organizations to easily deliver omnichannel customer service, and to customize, build, and connect apps that further improve the customer experience. Our solutions deliver the right balance of simplicity and sophistication, which makes them easy to use, implement, and scale.


sunshine

Zendesk's advantage is built upon CRM solutions that are:

- **Grounded in customer experience:** Zendesk comes from customer service roots, which makes us experts on helping companies deliver great customer experiences. For years, we have partnered with and served some of the most innovative customer experience organizations in the world.
- **Designed to make it easy:** Zendesk takes on the complexity in customer experience so businesses are empowered to focus on their customers and quickly adapt and scale to meet changing customer needs.
- **Open and flexible:** Zendesk has an open, flexible architecture built on the public cloud that makes it fast and easy for customers to build and deploy the best customer experiences tailored to their customers. We don't use proprietary languages or antiquated architectures so that the technology doesn't get in the way of a great experience.
- **Data rich:** Zendesk helps customers harness and make sense of their data in order to improve the entire customer experience. Our data solutions provide out-of-the box and customizable analytics, integrations, and AI-based automation, giving customer experience teams the customer context they need to be successful.
- **Delivering compelling cost of ownership:** Zendesk's easy-to-implement solutions provide fast time to value for teams of any size. Our solutions provide the agility to quickly adapt to changing environments without high development and administrative overhead costs. Paired with transparent and predictable pricing, organizations can reliably project and control costs.

2019 highlights

In 2019, we continued to make advances across our products and CRM platform to better serve and engage with our customers. These initiatives contributed to our high growth, and they position us well for future growth as a leader in CRM innovation.

Omnichannel customer service

Our omnichannel customer service solutions are a key differentiator, enabling organizations to have integrated, seamless experiences with customers across the channels their customers want to use. Our omnichannel solutions are driving high growth, and we continue to enhance them.

The Zendesk Suite — our omnichannel bundle that includes Support, Chat, Talk, and Guide — demonstrated exceptional growth over 2019 and generated higher average deal sizes. With The Suite, organizations can quickly implement omnichannel customer service and enable all support agents to interact with customers across email, chat, voice, and self-service channels.

In 2019, we added social messaging capabilities to our customer service offering with WhatsApp for Zendesk Support. We believe messaging and seamless, continuous conversations are the future of communication between businesses and customers.

As part of our omnichannel strategy, we also introduced the next evolution of Guide Enterprise, the expansion of Answer Bot, and a new product, Zendesk Gather, to enable better self-service experiences, while freeing agents to focus on more strategic initiatives.



enfusion

Customer story

Enfusion

Enfusion provides cloud-based technology solutions to top-tier global investment management firms. For more than a decade, the global, Chicago-based company has helped automate and simplify investment management and operations by offering a single solution that combines its investment platform with outsourced services and robust data analytics. With client support as the cornerstone of its business, Enfusion relies on Zendesk Support Enterprise, Zendesk Guide, and Zendesk Explore as its single integrated solution for its customer-facing support and internal knowledge management.


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The only thing easier than self-service


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Zendesk Gather provides a community forum for customers to connect and collaborate
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New capabilities added to our Guide Enterprise knowledge management product help customer experience teams leverage automation and AI to develop, maintain, and manage more complex knowledge across multiple brands, products, and services. New features included AI-powered content cues to prioritize knowledge needs, article events to regularly ensure content is accurate and up to date, and flexible hierarchies with multiple theme templates and search enhancements to create more sophisticated help center experiences.

Answer Bot, our AI-powered tool for automatically answering customer questions, was expanded across all web and mobile channels. Businesses can now implement Answer Bot via API, Web Widget, and mobile SDKs, as well as email and web forms, enabling faster results and response times. Agents can also now use Answer Bot for Slack and Answer Bot for Agents to improve internal team productivity.

Zendesk Gather enables organizations to run online community forums for their customers. Gather creates a space where customers can engage with each other and company experts to seek or share guidance and insight beyond what any single customer support agent might be able to provide. By leveraging customer expertise, businesses can scale and extend support, and gain a better understanding of the customer experience through feedback-focused features.

Sunshine CRM platform

Zendesk Sunshine, our open and flexible CRM platform, drives our strategy to expand beyond customer support into the wider CRM market. It allows us to move further upmarket and address a broader set of customer engagement use cases.

Built on the public cloud through Amazon Web Services, Sunshine gives developers the freedom to build in their own way with open standards. Organizations use Sunshine to connect and understand relevant customer data to build and deploy apps that provide greater context around customers' activities, profiles, and everything in a business associated with the customer.

We believe Sunshine will revolutionize customer engagement over the long term. Customer reception has been positive, and we are having strategic conversations with many companies about how they can use it to transform their businesses around customer service and engagement. Some examples of current Sunshine use cases include:

- consumer product and retail companies managing customer interactions and product information;
- IoT device companies tracking real-time product information and customer engagement;
- software companies managing customers' complex licensing agreements;
- an entertainment company onboarding production teams; and
- a broad range of companies consolidating customer data from many different, disparate systems.


INDOCHINO

Customer story

Indochino

Indochino is an e-commerce menswear retailer focused on made-to-measure, custom clothing that is competitively priced. Customers can also visit one of 51 showrooms across the United States and Canada to be measured and to select from hundreds of fabric and personalization options. Managing bespoke experiences for each client that bridge across the physical and digital divide requires referencing data from across the customer journey—a capability that Indochino struggled with until choosing The Zendesk Suite and Zendesk Sunshine. Indochino selected Zendesk for the ease of customization, the cost-efficient data storage model, and the ability to integrate data from ERP and marketing CRM systems. Moving forward, Indochino agents will have a complete view of customer interactions and can proactively make product recommendations and process orders from within Support.

Sunshine Conversations

Messaging has become more than a communication channel. It powers conversational business by enabling customers to complete transactions and conduct business within a single interface on the web or mobile app.

In October 2019, we launched our messaging platform Sunshine Conversations, as part of Zendesk Sunshine, to enable organizations to build conversational experiences.

As an API-based developer platform, Sunshine Conversations allows organizations to integrate all major social, web, and mobile messaging channels into their own apps and services. With Sunshine Conversations, companies can also unify conversations across every digital channel to ensure that key business functions such as sales, service, and marketing have the context needed to align on and conduct follow-up.

The Sunshine Conversations platform allows businesses to elevate their communication beyond texting to engage with customers, including:

- Integrating bots and AI services to deliver personalized interactions and seamlessly hand-off conversations between bots and humans
- Building rich, interactive conversational experiences like browsing products, booking reservations, and making payments directly within the messaging interface
- Sharing conversational data across the business so everyone has complete customer context to serve customers better

Beyond support: Zendesk Sell

Zendesk Sell expands our capabilities beyond customer service into sales force automation software. Sell is easy to use and enhances productivity, processes, and pipeline visibility for sales teams. It puts conversations at the center of the sales experience by giving sales representatives access to integrated tools that provide the full context of a customer account.

In 2019, we integrated Sell into Zendesk and provided customers with the option to buy Sell and Support as a bundle, enabling a more holistic view of the customer. We also launched the Zendesk App Framework within Sell, a critical move that enables customers to extend Sell functionality through marketplace partners and private apps, making it easier to provide context into customer conversations across teams and systems.

In January 2020, Zendesk also introduced Zendesk Marketplace for Sell, which provides companies' sales teams with a central place to connect apps that provide critical customer information from other tools in the sales stack. Now, sales reps can access data from marketing, quoting, storage, and invoicing tools directly within the Zendesk Sell interface to gain additional context and create a single, comprehensive profile of the prospective customer.

sell


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Customer story

vidaXL

vidaXL is a rapidly growing international online retailer, headquartered in the Netherlands, that provides a wide range of home, garden, and DIY products at affordable, competitive prices. The company's experience and expertise, and vast logistics network, enables its online retailers to grow alongside vidaXL through its marketplace and dropshipping program. The company switched from an on-premise platform to The Zendesk Suite in January 2020 to improve scalability, performance, and stability. The Suite now serves a team of over 350 customer service employees located in 7 offices worldwide, supporting B2C and B2B customers across 29 countries in Europe, Australia, and the U.S. through email, live chat, and voice channels. Zendesk now offers vidaXL a stable and secure environment that connects its employees, allows them to work faster, easily integrate third-party integrations, and to access a single view of the customer.

Enhanced engagement with our customers

In 2019, we advanced the manner in which we engage with and serve our own customers as they architect their customer journeys. We established more strategic relationships, simplified information and processes, and extended our reach with customers.

We continued to build our enterprise capabilities to foster more strategic, long-term relationships with our customers. We added more enterprise account executives, solution consultants, and professional services, customer success, and customer support members to the team. We also focused on establishing larger, longer-term deals with our customers. The success of these strategic efforts is evident by the strong growth of our remaining performance obligations and also by our three-point increase in enterprise mix as reflected by our ARR from the 100+ agent seat metric.

Our investments in our SMB business included improving our web try-and-buy experience for customers that want to self-serve and hiring our first head of global SMB sales to develop a global approach to this segment, with shared best practices across the regions.

To extend our reach with customers, we also expanded our partner business. We now have more than 1,200 authorized partners, which is 50% more than a year ago. To support our expanding partner ecosystem, we launched a new Zendesk Partner Program and an internal tool to help sales representatives find the best and most appropriate partners to work with their customers. Sales from deals with partners more than doubled in 2019.

Journey to be a multibillion-dollar revenue company

Zendesk is on a journey to become the modern CRM platform of choice that redefines ease of use and the ability for organizations to differentiate themselves through customer experiences. Zendesk was founded to democratize customer service software and make it easy to try, buy, and use. Easy is in our DNA. Now we're bringing it to the often frustrating and antiquated world of CRM, with the goal of removing friction from every part of the process.

We believe this journey will lead us to be a multibillion-dollar revenue company over the long term. To achieve this, we are focused on investing in our CRM solutions; creating intentional, differentiated experiences for our customers; and expanding our international initiatives.

Investments in customer experience solutions

To empower organizations with the ability to provide great experiences, we're committed to removing the barriers and data silos that exist behind the scenes. We'll continue to build our platform to connect applications and customer data from disparate systems across an organization, and to enable more cohesive communication across the customer journey.

We'll also further invest in seamless integration between our products and introduce increasingly robust AI and machine learning. Our roadmap is guided by our commitment to make the experience easy for buyers and users of our software, so they can architect the exact experiences their customers need.

To achieve this vision, we will make investments in our CRM solutions that we believe will set us up for continued market leadership, sustained high growth, and entry into compelling new markets, including:

- Powering every customer-facing conversation for our customers
- Extending our footprint in support, sales, and beyond
- Redefining customer experience through our Zendesk Sunshine platform
- Leveraging smarter, faster technologies for better customer experiences


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Differentiated experiences for our customers

With more than 150,000 paid customer accounts, our customers range from startups to traditional small and midsized businesses to very large enterprises and organizations. These customers have very different business dynamics and needs. To better engage with and serve our customers, we are differentiating our offerings and services.

- **Intentionally differentiate for the enterprise**

  Our initiatives to build our enterprise capabilities over the past few years with more enterprise-grade product features, the addition of enterprise talent, and the establishment of strategic relationships has contributed to our high growth. Looking ahead, we want to be the strategic provider of modern customer experiences for enterprises, built on and extended with Sunshine. To accomplish this, we are developing a coordinated enterprise team to collaborate on product development, pricing and packaging, marketing, events, sales, customer success, and customer support. We're also continuing to build our partner ecosystem to extend our reach with enterprise customers and implement more complex, strategic solutions.

- **Optimize SMB and midsized business**

  Our SMB and midsized customers continue to be an important part of the foundation of our business. For our SMB and midsized customers, we want to continue to be the easiest CRM software to implement, use, and scale. We will continue to enhance our self-service capabilities for our customers' standard requests, so we may engage with our customers on more higher-value, strategic initiatives. We believe more strategic engagement fosters stronger relationships. Our partner ecosystem is also important for small and midsized customers as it extends our reach around the world.

- **Expand our startups program**

  We know from working with thousands of startups over our history that the challenges of building and scaling a high-growth company are many. We're expanding our startups program in 2020 to make it easier for any qualified startup to access our entire suite of products, architect their businesses around customer experience from the very beginning, and extend their learning and support network through a community of peers and experts.

- **Leverage smarter, faster technologies to better serve and engage with our customers**

  We are developing tools using AI and machine learning to better analyze our own customers and manage how we engage with them during various times throughout their lifecycle. Related to this, we're building in-product marketing capabilities into our products to better inform and engage with our customers.

Expanding our international initiatives

Our international business has grown to contribute nearly half of our revenue. We are taking a more coordinated approach to our business outside the U.S. to further grow our international business. We plan to add more leadership in sales and operations, standardize processes and metrics, and share best practices across regions. We believe that revenue from our international business can be even bigger than our U.S. business given the strong global demand for customer experience solutions and our vast global footprint in more than 160 countries and territories.

Timeline


Employee Count
% of Support ARR from Paid Customer Accounts with 100+ Support Agents
December 31, 2018
2,700
40%
AWS Migration
Mexico City
$700M Annual Revenue Run Rate*
Dallas
New York
Smooch Acquisition
London
Zendesk Duet Launch
support
+
sell
zendesk SHOWCASE
Answer Bot Web and Mobile Channels
Gartner MQ Leader
Chicago
São Paulo
Launch WhatsApp for Zendesk
Melbourne
Singapore
$800M Annual Revenue Run Rate*
Partner Program Launch
San Francisco
Sunshine Conversations and Gather Launches
sunshine
gather
Talk Partner Editions Expands Amazon Connect Support
$900M Revenue Run Rate
December 31, 2019
3,570
43%

Note: Timeline not to scale.
*Annual revenue run rate was calculated by multiplying our revenue for the most recent applicable quarter by four.
For more information about our revenue run rate, please see the "About Operating Metrics" section at the back of this letter.

Customers

Among the customers to join or expand with us recently are:

Ancile
A learning and training software company

BTG Pactual
A global financial company

Chedraui
A Mexico-based grocery store and department store chain

Cleo
An ecosystem integration software company

Copa Airlines
A Latin American provider of airline passenger and cargo service

Enfusion
An investment management software company

Gardena
A Germany-based garden care company

Idealo
A Berlin-based e-commerce company

Indochino
A made-to-measure apparel company

InMotion Hosting
A web hosting company

Minor Hotels
An international hotel owner, operator, and investor

Customers

Among the customers to join or expand with us recently are:

MK Direct
A France-based home linen provider

Nova
An entertainment company

ODEON Cinemas Group
A Europe-based cinema operator

Primonial
A Europe-based wealth and asset management company

Ross Video
A video production company

Salvation Army Australia (Salvos Stores)
Local stores that provide an affordable shopping experience

TomTom
An independent location technology specialist

vidaXL
An international online retailer

Wealthsimple
A Canada-based investment management company

Webhelp
A global business process outsourcing company

Operating metrics

A key metric we use to gauge our penetration within larger organizations is represented by the percentage of Support ARR generated by customers with 100 or more Support agents. That percentage was approximately 43% at the end of the fourth quarter of 2019, compared to 42% at the end of the third quarter of 2019 and 40% at the end of the fourth quarter of 2018.

Dollar-based net expansion rate



115%
116%
118%
119%
120%
119%
118%
119%
118%
117%
116%
116%
Q1'17
Q2'17
Q3'17
Q4'17
Q1'18
Q2'18
Q3'18
Q4'18
Q1'19
Q2'19
Q3'19
Q4-19

% of total quarter-ending Support ARR

from paid customer accounts with 100+ Support agents



Q4 2019
100+ agents
43%

Our dollar-based net expansion rate, which we use to quantify our annual expansion within existing customers, was 116% at the end of the fourth quarter, compared to 116% at the end of the third quarter of 2019. Our dollar-based net expansion rate was 119% at the end of the fourth quarter of 2018. Consistent with expectations in prior quarters, we believe a healthy dollar-based net expansion rate for Zendesk is 110% - 120%.

As we successfully move upmarket, we believe an indicator of our mid-market and enterprise execution is encompassed in the growth of remaining performance obligations (RPO). RPO represents future revenues that are under contract but have not yet been recognized. As we continue to move upmarket to serve enterprise customers and deliver more complex and strategic use cases, we have consistently entered into contracts with longer subscription terms.

Remaining performance obligations (RPO)

in millions



Short-term RPO
Long-term RPO
$407
$78
$329
Q4'18
$441
$95
$346
Q1'19
$526
$136
$390
Q2'19
$558
$154
$404
Q3'19
$641
$181
$460
Q4'19

Social impact

Social impact has long been an indispensable element of Zendesk's culture and brand. At Zendesk, we believe in being a good neighbor and creating equity within the workplace, communities, and society.

As part of these goals, Zendesk employees have committed to giving six hours of their time volunteering in their communities each year. In 2019, Zendesk employees volunteered more than 22,000 hours in their local communities. We spent our volunteer hours serving over 46,000 meals, taking over a hundred seniors out for trishaw rides, and mentoring over 1,000 young people and adults. And, we trained nonprofit leadership around the globe on program management best practices and how to give the perfect fundraising pitch. Additionally, the Zendesk Neighbor Foundation donated over $1.3 million in 2019 to strengthen our communities around the globe.

In the fourth quarter of 2019, we launched a new content platform "Empathy Movement." We intend to leverage this site to publish and promote content that messages the importance of empathy in business, our communities, and beyond. This site will share best practices on how to create a culture that prioritizes purpose over perks and also many data points and trends that we believe signal an empathy movement.

EMPATHY MOVEMENT
6 HOUR PLEDGE

2019 HIGHLIGHT

$1.3M

donated


MEGAN



Select financial measures

(in millions, except per share data)

	Three Months Ended			
	December 31, 2019	September 30, 2019	December 31, 2018	Comments
GAAP results				
Revenue	$ 229.9	$ 210.5	$ 172.2	Strong and balanced growth between small and midsized businesses and enterprise drove solid revenue growth of 33% y/y. The performance of The Zendesk Suite has remained strong.
Gross margin	*73.1%*	*71.9%*	*70.4%*	Increased 270 bps y/y primarily driven by cloud optimization
Operating loss	$ (32.3)	$ (35.4)	$ (36.5)	
Operating margin	*(14.1%)*	*(16.8%)*	*(21.2%)*	Increased 710 bps y/y primarily driven by revenue scale and gross margin improvement
Non-GAAP results				
Non-GAAP gross margin	*76.7%*	*75.9%*	*74.3%*	Increased 240 bps y/y largely driven by cloud optimization
Non-GAAP operating income	$ 11.6	$ 10.6	$ 4.8	
Non-GAAP operating margin	*5.1%*	*5.0%*	*2.8%*	Increased 230 bps y/y primarily driven by revenue scale and gross margin improvement
Other financial measures				
Net cash provided by operating activities	$ 32.2	$ 20.2	$ 22.9	
Free cash flow (non-GAAP)	$ 15.9	$ 6.7	$ 13.3	Net cash provided by operating activities, less purchases of property and equipment and internal-use software development costs
Cash and cash equivalents	$ 196.6	$ 190.9	$ 126.5	Increased y/y driven by operating activities
Marketable securities, current and noncurrent	$ 648.9	$ 628.4	$ 693.9	
Remaining performance obligations	$ 641	$ 558	$ 407	Increased approximately 57% y/y
Short-term performance obligations	$ 460	$ 404	$ 329	Increased approximately 40% y/y
Long-term performance obligations	$ 181	$ 154	$ 78	Increased approximately 132% y/y
Non-GAAP results exclude the following				
Share-based compensation and related expenses	$ 39.5	$ 41.1	$ 36.9	Increased y/y largely due to higher headcount and timing of awards
Amortization of purchased intangibles	$ 2.8	$ 2.8	$ 2.2	
Acquisition-related expenses	$ 1.6	$ 2.2	$ 2.2	

Quarter-over-quarter comparisons (q/q) are for the three months ended December 31, 2019, compared to the three months ended September 30, 2019.
Year-over-year comparisons (y/y) are for the three months ended December 31, 2019, compared to the three months ended December 31, 2018.
See a reconciliation of non-GAAP measures presented at the end of this letter.

Select financial measures

(in millions, except per share data)

	Year Ended December 31,				Comments
		2019		2018	
GAAP results					
Revenue	$	816.4	$	598.7	Strong and balanced growth between small and midsized businesses and enterprise drove solid revenue growth of 36% y/y. We made meaningful strides in moving upmarket, and performance of The Zendesk Suite has remained strong.
Gross margin		*71.3%*		*69.7%*	Increased 160 bps y/y primarily driven by completion of our migration to 100% public cloud and cloud usage optimization
Operating loss	$	(163.0)	$	(137.9)	
Operating margin		*(20.0%)*		*(23.0%)*	Increased 300 bps y/y primarily driven by revenue scale and gross margin improvement
Non-GAAP results					
Non-GAAP gross margin		*75.3%*		*73.3%*	Increased 200 bps y/y primarily driven by completion of our migration to 100% public cloud and cloud usage optimization
Non-GAAP operating income	$	26.6	$	3.5	
Non-GAAP operating margin		*3.3%*		*0.6%*	Increased 270 bps y/y primarily driven by revenue scale and gross margin improvement
Other financial measures					
Net cash provided by operating activities	$	89.3	$	78.6	
Free cash flow (non-GAAP)	$	42.3	$	36.3	Net cash provided by operating activities, less purchases of property and equipment and internal-use software development costs
Non-GAAP results exclude the following:					
Share-based compensation and related expenses	$	168.0	$	129.9	Increased y/y largely due to higher headcount and timing of awards
Amortization of purchased intangibles	$	10.4	$	4.8	
Acquisition-related expenses	$	11.2	$	6.8	

Year-over-year comparisons (y/y) are for the year ended December 31, 2019, compared to the year ended December 31, 2018.
See a reconciliation of non-GAAP measures presented at the end of this letter.

Guidance

For the quarter ending March 31, 2020, we expect to report:

- Revenue in the range of $237 - 242 million
- GAAP operating income (loss) in the range of $(47) - (43) million, which includes share-based compensation and related expenses of approximately $47 million, amortization of purchased intangibles of approximately $3 million, and acquisition-related expenses of approximately $2 million
- Non-GAAP operating income (loss) in the range of $5 - 9 million, which excludes share-based compensation and related expenses of approximately $47 million, amortization of purchased intangibles of approximately $3 million, and acquisition-related expenses of approximately $2 million
- Approximately 114 million weighted average shares outstanding (basic)
- Approximately 123 million weighted average shares outstanding (diluted)

For the full year ending December 31, 2020, we expect to report:

- Revenue in the range of $1.050 - 1.070 billion
- GAAP operating income (loss) in the range of $(159) - (149) million, which includes share-based compensation and related expenses of approximately $186 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $7 million
- Non-GAAP operating income (loss) in the range of $43 - 53 million, which excludes share-based compensation and related expenses of approximately $186 million, amortization of purchased intangibles of approximately $9 million, and acquisition-related expenses of approximately $7 million
- Approximately 116 million weighted average shares outstanding (basic)
- Approximately 125 million weighted average shares outstanding (diluted)
- Free cash flow in the range of $40 - 50 million

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2020 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2020 is not available without unreasonable effort.

Zendesk's estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.



Condensed consolidated statements of operations

(in thousands, except per share data; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2019	2018	2019	2018
Revenue	$ 229,871	$ 172,245	$ 816,416	$ 598,746
Cost of revenue	61,749	51,048	234,282	181,255
Gross profit	168,122	121,197	582,134	417,491
Operating expenses:				
Research and development	55,719	45,142	207,548	160,260
Sales and marketing	110,764	82,890	396,514	291,668
General and administrative	33,941	29,682	141,076	103,491
Total operating expenses	200,424	157,714	745,138	555,419
Operating loss	(32,302)	(36,517)	(163,004)	(137,928)
Other income (expense), net:				
Interest income	4,809	5,181	20,561	15,086
Interest expense	(6,823)	(6,455)	(26,708)	(19,882)
Other income (expense), net	(1,163)	(275)	848	(467)
Total other income (expense), net	(3,177)	(1,549)	(5,299)	(5,263)
Loss before provision for (benefit from) income taxes	(35,479)	(38,066)	(168,303)	(143,191)
Provision for (benefit from) income taxes	689	(4,816)	1,350	(12,107)
Net loss	$ (36,168)	$ (33,250)	$ (169,653)	$ (131,084)
Net loss per share, basic and diluted	$ (0.32)	$ (0.31)	$ (1.53)	$ (1.24)
Weighted-average shares used to compute net loss per share, basic and diluted	112,496	107,387	110,606	105,567

Condensed consolidated balance sheets

(in thousands, except par value; unaudited)

		December 31, 2019		December 31, 2018
Assets				
Current assets:				
Cash and cash equivalents	$	196,591	$	126,518
Marketable securities		286,958		300,213
Accounts receivable, net of allowance for doubtful accounts of $2,846 and $2,571 as of December 31, 2019 and 2018, respectively		127,808		85,280
Deferred costs		35,619		24,712
Prepaid expenses and other current assets		45,847		35,873
Total current assets		692,823		572,596
Marketable securities, noncurrent		361,948		393,671
Property and equipment, net		102,090		75,654
Deferred costs, noncurrent		35,230		26,914
Lease right-of-use assets		89,983		—
Goodwill and intangible assets, net		206,883		146,327
Other assets		25,632		22,717
Total assets	$	1,514,589	$	1,237,879
Liabilities and stockholders' equity				
Current liabilities:				
Accounts payable	$	38,376	$	16,820
Accrued liabilities		36,347		34,097
Accrued compensation and related benefits		61,512		46,603
Deferred revenue		320,642		245,243
Lease liabilities		21,804		—
Total current liabilities		478,681		342,763
Convertible senior notes, net		483,464		458,176
Deferred revenue, noncurrent		3,320		2,719
Lease liabilities, noncurrent		83,478		—
Other liabilities		7,662		17,300
Total liabilities		1,056,605		820,958
Stockholders' equity:				
Preferred stock, par value $0.01 per share		—		—
Common stock, par value $0.01 per share		1,130		1,080
Additional paid-in capital		1,155,044		950,693
Accumulated other comprehensive income (loss)		591		(5,724)
Accumulated deficit		(698,781)		(529,128)
Total stockholders' equity		457,984		416,921
Total liabilities and stockholders' equity	$	1,514,589	$	1,237,879

Condensed consolidated statements of cash flows

(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,	
	2019	2018	2019	2018
Cash flows from operating activities				
Net loss	$ (36,168)	$ (33,250)	$(169,653)	$(131,084)
Adjustments to reconcile net loss to net cash provided by operating activities:				
Depreciation and amortization	10,810	9,327	38,602	36,520
Share-based compensation	37,672	32,902	156,730	119,483
Amortization of deferred costs	9,133	6,180	32,116	21,304
Amortization of debt discount and issuance costs	6,457	6,101	25,288	18,766
Income tax benefit related to convertible senior notes	—	(5,731)	—	(13,784)
Other	(218)	(16)	740	2,848
Changes in operating assets and liabilities:				
Accounts receivable	(30,229)	(3,286)	(50,061)	(30,007)
Prepaid expenses and other current assets	2,648	(453)	(8,349)	(10,620)
Deferred costs	(14,665)	(14,182)	(49,922)	(40,898)
Lease right-of-use assets	4,918	—	18,940	—
Other assets and liabilities	3,060	6,608	(1,081)	6,635
Accounts payable	(463)	(13,073)	22,128	7,534
Accrued liabilities	2,739	(3,229)	3,259	3,844
Accrued compensation and related benefits	7,933	12,539	11,282	15,026
Deferred revenue	32,427	22,501	78,110	73,053
Lease liabilities	(3,843)	—	(18,868)	—
Net cash provided by operating activities	32,211	22,938	89,261	78,620
Cash flows from investing activities				
Purchases of property and equipment	(13,512)	(8,191)	(39,140)	(35,323)
Internal-use software development costs	(2,834)	(1,455)	(7,841)	(7,005)
Purchases of marketable securities	(79,943)	(108,800)	(454,649)	(700,226)
Proceeds from maturities of marketable securities	31,205	39,063	177,376	170,882
Proceeds from sales of marketable securities	28,289	30,584	328,921	71,359
Business combinations, net of cash acquired	(125)	—	(70,919)	(79,363)
Purchases of strategic investments	—	(10,000)	(500)	(10,000)
Net cash used in investing activities	(36,920)	(58,799)	(66,752)	(589,676)
Cash flows from financing activities				
Proceeds from issuance of convertible senior notes, net of issuance costs paid of $13,561	—	—	—	561,439
Purchase of capped call related to convertible senior notes	—	—	—	(63,940)
Proceeds from exercises of employee stock options	4,518	2,896	26,495	16,150
Proceeds from employee stock purchase plan	8,433	5,441	31,490	21,440
Taxes paid related to net share settlement of share-based awards	(2,172)	(1,447)	(9,574)	(5,213)
Other	—	(772)	—	(813)
Net cash provided by financing activities	10,779	6,118	48,411	529,063
Effect of exchange rate changes on cash, cash equivalents and restricted cash	16	36	101	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	6,086	(29,707)	71,021	17,988
Cash, cash equivalents and restricted cash at beginning of period	193,811	158,583	128,876	110,888
Cash, cash equivalents and restricted cash at end of period	$ 199,897	$128,876	$ 199,897	$ 128,876

Non-GAAP results

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31,		Year Ended December 31,	
	2019	2018	2019	2018
Reconciliation of gross profit and gross margin				
GAAP gross profit	$ 168,122	$ 121,197	$ 582,134	$ 417,491
Plus: Share-based compensation	5,278	4,335	20,858	14,835
Plus: Employer tax related to employee stock transactions	225	242	1,374	1,036
Plus: Amortization of purchased intangibles	2,106	1,647	7,732	3,789
Plus: Amortization of share-based compensation capitalized in internal-use software	440	403	1,711	1,487
Plus: Acquisition-related expenses	138	114	$ 597	$ 152
Non-GAAP gross profit	$ 176,309	$ 127,938	$ 614,406	$ 438,790
GAAP gross margin	73 %	70 %	71 %	70 %
Non-GAAP adjustments	4 %	4 %	4 %	3 %
Non-GAAP gross margin	77 %	74 %	75 %	73 %
Reconciliation of operating expenses				
GAAP research and development	$ 55,719	$ 45,142	$ 207,548	$ 160,260
Less: Share-based compensation	(11,248)	(10,929)	(46,965)	(41,365)
Less: Employer tax related to employee stock transactions	(435)	(1,826)	(3,292)	(3,884)
Less: Acquisition-related expenses	(754)	(542)	(3,159)	(2,335)
Non-GAAP research and development	$ 43,282	$ 31,845	$ 154,132	$ 112,676
GAAP research and development as percentage of revenue	24 %	26 %	25 %	27 %
Non-GAAP research and development as percentage of revenue	19 %	18 %	19 %	19 %
GAAP sales and marketing	$ 110,764	$ 82,890	$ 396,514	$ 291,668
Less: Share-based compensation	(14,151)	(10,436)	(53,964)	(37,882)
Less: Employer tax related to employee stock transactions	(437)	(523)	(2,788)	(2,158)
Less: Amortization of purchased intangibles	(699)	(570)	(2,633)	(975)
Less: Acquisition-related expenses	(683)	(389)	(1,844)	(1,259)
Non-GAAP sales and marketing	$ 94,794	$ 70,972	$ 335,285	$ 249,394
GAAP sales and marketing as percentage of revenue	48 %	48 %	49 %	49 %
Non-GAAP sales and marketing as percentage of revenue	41 %	41 %	41 %	42 %
GAAP general and administrative	$ 33,941	$ 29,682	$ 141,076	$ 103,491
Less: Share-based compensation	(6,995)	(7,203)	(34,943)	(25,401)
Less: Employer tax related to employee stock transactions	(326)	(965)	(2,113)	(1,837)
Less: Acquisition-related expenses	(26)	(1,165)	(5,644)	(3,073)
Non-GAAP general and administrative	$ 26,594	$ 20,349	$ 98,376	$ 73,180
GAAP general and administrative as percentage of revenue	15 %	17 %	17 %	17 %
Non-GAAP general and administrative as percentage of revenue	12 %	12 %	12 %	12 %
Reconciliation of operating income (loss) and operating margin				
GAAP operating loss	$ (32,302)	$ (36,517)	$ (163,004)	$ (137,928)
Plus: Share-based compensation	37,672	32,903	156,730	119,483
Plus: Employer tax related to employee stock transactions	1,423	3,556	9,567	8,915
Plus: Amortization of purchased intangibles	2,805	2,217	10,365	4,764
Plus: Acquisition-related expenses	1,601	2,210	11,244	6,819
Plus: Amortization of share-based compensation capitalized in internal-use software	440	403	1,711	1,487
Non-GAAP operating income	$ 11,639	$ 4,772	$ 26,613	$ 3,540
GAAP operating margin	(14)%	(21)%	(20)%	(23)%
Non-GAAP adjustments	19 %	24 %	23 %	24 %
Non-GAAP operating margin	5 %	3 %	3 %	1 %

Non-GAAP results (continued)

(in thousands, except per share data)

The following table shows Zendesk's GAAP results reconciled to non-GAAP results included in this letter.

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Year Ended December 31, 2019	Year Ended December 31, 2018
Reconciliation of net income (loss)				
GAAP net loss	$ (36,168)	$ (33,250)	$ (169,653)	$ (131,084)
Plus: Share-based compensation	37,672	32,903	156,730	119,483
Plus: Employer tax related to employee stock transactions	1,423	3,556	9,567	8,915
Plus: Amortization of purchased intangibles	2,805	2,217	10,365	4,764
Plus: Acquisition-related expenses	1,601	2,210	11,244	6,819
Plus: Amortization of share-based compensation capitalized in internal-use software	440	403	1,711	1,487
Plus: Amortization of debt discount and issuance costs	6,457	6,101	25,288	18,766
Less: Income tax effects and adjustments	(2,444)	(6,774)	(8,438)	(12,664)
Non-GAAP net income	$ 11,786	$ 7,366	$ 36,814	$ 16,486
Reconciliation of net income (loss) per share, basic				
GAAP net loss per share, basic	$ (0.32)	$ (0.31)	$ (1.53)	$ (1.24)
Non-GAAP adjustments to net loss	0.42	0.38	1.86	1.40
Non-GAAP net income per share, basic	$ 0.10	$ 0.07	$ 0.33	$ 0.16
Reconciliation of net income (loss) per share, diluted				
GAAP net loss per share, diluted	$ (0.32)	$ (0.31)	$ (1.53)	$ (1.24)
Non-GAAP adjustments to net loss	0.42	0.37	1.84	1.39
Non-GAAP net income per share, diluted	$ 0.10	$ 0.06	$ 0.31	$ 0.15
Weighted-average shares used in GAAP per share calculation, basic and diluted	112,496	107,387	110,606	105,567
Weighted-average shares used in non-GAAP per share calculation				
Basic	112,496	107,387	110,606	105,567
Diluted	118,809	113,687	118,696	111,733
Computation of free cash flow				
Net cash provided by operating activities	$ 32,211	$ 22,938	$ 89,261	$ 78,620
Less: purchases of property and equipment	(13,512)	(8,191)	(39,140)	(35,323)
Less: internal-use software development costs	(2,834)	(1,455)	(7,841)	(7,005)
Free cash flow	$ 15,865	$ 13,292	$ 42,280	$ 36,292
Net cash provided by operating activities margin	14 %	13 %	11 %	13 %
Non-GAAP adjustments	(7)%	(5)%	(6)%	(7)%
Free cash flow margin	7 %	8 %	5 %	6 %

About Zendesk

The best customer experiences are built with Zendesk.

Zendesk is a CRM company that builds support, sales, and customer engagement software designed to foster better customer relationships. From large enterprises to startups, we believe that powerful, innovative customer experiences should be within reach for every company, no matter the size, industry or ambition. Zendesk serves more than 150,000 customers across a multitude of industries in over 30 languages. Zendesk is headquartered in San Francisco, and operates 17 offices worldwide. Learn more at www.zendesk.com.

Forward-looking statements

This shareholder letter contains forward-looking statements, including, among other things, statements regarding Zendesk's future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as "may," "should," "will," "believe," "expect," "anticipate," "target," "project," and similar phrases that denote future expectation or intent regarding Zendesk's financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk's actual results, performance, or achievements to differ materially, including (i) adverse changes in general economic or market conditions; (ii) Zendesk's ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (iii) Zendesk's ability to effectively expand its sales capabilities; (iv) Zendesk's ability to effectively market and sell its products to larger enterprises; (v) Zendesk's expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (vi) the intensely competitive market in which Zendesk operates and the difficulty that Zendesk may have in competing effectively; (vii) Zendesk's ability to introduce and market new products and to support its products on a shared services platform; (viii) Zendesk's ability to maintain and develop its strategic relationships with third parties; (ix) Zendesk's ability to prevent, mitigate, and respond effectively to both historical and future data breaches and to securely maintain customer data; (x) Zendesk's ability to effectively manage its growth and organizational change, including its international expansion strategy; (xi) Zendesk's ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xii) Zendesk's ability to comply with privacy and data security regulations; (xiii) potential service interruptions or performance problems associated with Zendesk's technology and infrastructure; (xiv) the development of the market for software as a service business software applications; (xv) real or perceived errors, failures, or bugs in its products; (xvi) Zendesk's substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; and (xvii) Zendesk's ability to accurately forecast expenditures on third-party managed hosting services.

The forward-looking statements contained in this shareholder letter are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk's filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2019. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Annual Report on Form 10-K for the year ended December 31, 2019.

Forward-looking statements represent Zendesk's management's beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this shareholder letter to reflect events or circumstances after the date of this shareholder letter or to reflect new information or the occurrence of unanticipated events, except as required by law.

About non-GAAP financial measures

To provide investors and others with additional information regarding Zendesk's results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk's control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity's developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Amortization of Debt Discount and Issuance Costs: In March 2018, Zendesk issued $575 million of convertible senior notes due in 2023, which bear interest at an annual fixed rate of 0.25%. The imputed interest rate of the convertible senior notes was approximately 5.26%. This is a result of the debt discount recorded for the conversion feature that is required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instrument. The debt discount is amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk's current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2019, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2020 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2020 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk's disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk's cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk's infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk's non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk's management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk's operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk's operating results and future prospects in the same manner as management.

Zendesk's management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, and acquisition-related expenses, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk's business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

Non-GAAP gross margin for the third quarter of 2019 excludes $6.1 million in share-based compensation and related expenses (including $0.4 million of amortization of share-based compensation capitalized in internal-use software and $0.3 million of employer tax related to employee stock transactions), $2.1 million of amortization of purchased intangibles, and $0.2 million of acquisition-related expenses. Non-GAAP operating loss and non-GAAP operating margin for the third quarter of 2019 exclude $41.1 million in share-based compensation and related expenses (including $2.0 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $2.2 million of acquisition-related expenses, and $2.8 million of amortization of purchased intangibles.

Free cash flow for the third quarter of 2019 includes cash used for purchases of property and equipment of $11.5 million and internal-use software development costs of $2.0 million.

About operating metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of paid customer accounts on Zendesk Support, Zendesk Chat, and its other products, dollar-based net expansion rate, annual recurring revenue represented by its churned customers, and the percentage of its annual recurring revenue from Support originating from customers with 100 or more agents on Support.

Zendesk defines the number of paid customer accounts at the end of any particular period as the sum of (i) the number of accounts on Support, exclusive of its legacy Starter plan, free trials, or other free services, (ii) the number of accounts using Chat, exclusive of free trials or other free services, and (iii) the number of accounts on all of its other products, exclusive of free trials and other free services, each as of the end of the period and as identified by a unique account identifier. In the quarter ended June 30, 2018, Zendesk began to offer an omnichannel subscription which provides access to multiple products through a single paid customer account, Zendesk Suite, and in the quarter ended June 30, 2019, Zendesk began to offer a subscription which provides access to Sell and Support through a single paid customer account, Zendesk Duet. All of the Suite paid customer accounts are included in the number of paid customer accounts on products other than Support and Chat and are not included in the number of paid customer accounts on Support or Chat. For the quarters ended June 30, 2019 and September 30, 2019, each Duet paid customer account was included in the number of paid customer accounts on Support, but not included in the number of paid customer accounts on products other than Support and Chat. For the quarter ended December 31, 2019, each Duet paid customer account is included once in the number of paid customer accounts on Support and once in the number of paid customer accounts on products other than Support and Chat in order to more accurately reflect how Zendesk's management views such metric. The effect of this change in methodology did not have a material impact on either the number of paid customer accounts on products other than Support and Chat or the total number of paid customer accounts for the quarter ended December 31, 2019. Existing customers may also expand their utilization of Zendesk's products by adding new accounts and a single consolidated organization or customer may have multiple accounts across each of Zendesk's products to service separate subsidiaries, divisions, or work processes. Other than usage of Zendesk's products through its omnichannel subscription offering, each of these accounts is also treated as a separate paid customer account. Zendesk does not currently include in its number of paid accounts the number of accounts on Sunshine Conversations, our Sunshine platform messaging product, Zendesk Gather, our community forum software, or our legacy Smooch product.

Zendesk's dollar-based net expansion rate provides a measurement of its ability to increase revenue across its existing customer base through expansion of authorized agents associated with a paid customer account, upgrades in subscription plans, and the purchase of additional products as offset by churn, contraction in authorized agents associated with a paid customer account, and downgrades in subscription plans. Zendesk's dollar-based net expansion rate is based upon annual recurring revenue for a set of paid customer accounts on its products. Zendesk determines the annual recurring revenue value of a contract by multiplying the monthly recurring revenue for such contract by twelve.

Monthly recurring revenue for a paid customer account is a legal and contractual determination made by assessing the contractual terms of each paid customer account, as of the date of determination, as to the revenue Zendesk expects to generate in the next monthly period for that paid customer account, assuming no changes to the subscription and without taking into account any platform usage above the subscription base, if any, that may be applicable to such subscription. Beginning with the quarter ended June 30, 2019, we excluded the impact of revenue that we expect to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from our determination of monthly recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other GAAP financial measure over any period. It is forward-looking and contractually derived as of the date of determination.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk's base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products for customers with paid customer accounts as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured. The dollar-based net expansion rate is also adjusted to eliminate the effect of certain activities that Zendesk identifies involving the consolidation of customer accounts or the split of a single paid customer account into multiple paid customer accounts. In addition, the dollar-based net expansion rate is adjusted to include paid customer accounts in the customer base used to determine retained revenue net of contraction and churn that share common corporate information with customers in the customer base that are used to determine the base revenue. Giving effect to this consolidation results in Zendesk's dollar-based net expansion rate being calculated across approximately 106,300 customers, as compared to the approximately 157,000 total paid customer accounts as of December 31, 2019.

To the extent that Zendesk can determine that the underlying customers do not share common corporate information, Zendesk does not aggregate paid customer accounts associated with reseller and other similar channel arrangements for the purposes of determining its dollar-based net expansion rate. While not material, Zendesk believes the failure to account for these activities would otherwise skew the dollar-based net expansion metrics associated with customers that maintain multiple paid customer accounts across its products and paid customer accounts associated with reseller and other similar channel arrangements.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, Sell, its legacy Starter plan, Sunshine Conversations, Gather, our legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk's periodic reports filed with the Securities and Exchange Commission.

Zendesk's percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support is determined by dividing the annual recurring revenue from Support for paid customer accounts with 100 or more agents on Support as of the measurement date by the annual recurring revenue from Support for all paid customer accounts on Support as of the measurement date. Zendesk determines the customers with 100 or more agents on Support as of the measurement date based on the number of activated agents on Support at the measurement date and includes adjustments to aggregate paid customer accounts that share common corporate information. For the purpose of determining this metric, Zendesk builds an estimation of the proportion of annual recurring revenue from Suite attributable to Support and includes such portion in the annual recurring revenue from Support.

Zendesk does not currently incorporate operating metrics associated with products other than Support into its measurement of the percentage of annual recurring revenue from Support that is generated by customers with 100 or more agents on Support.

Zendesk's annual revenue run rate is based on its revenue for the three months ended December 31, 2019. Zendesk annualized such results to estimate its annual revenue run rate by multiplying the revenue for the three months ended December 31, 2019 by four. Zendesk's annual revenue run rate is not a comprehensive statement of its financial results for this period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk's revenue for the three months ended December 31, 2019 or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

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Customer metrics

	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019
Paid customer accounts on Zendesk Support (approx.)	73,600	75,600	77,100	79,600	81,200
+ Paid customer accounts on Zendesk Chat (approx.)	46,100	45,300	44,300	43,600	42,600
+ Paid customer accounts on other Zendesk products (approx.)	16,900	24,700	27,500	30,600	33,200
= Approximate number of paid customer accounts*	136,600	145,600	149,000	153,800	157,000

*Does not add up to total due to rounding

Geographic information

Revenue mix by geography

	Q4'19*	FY'19
United States	52.6%	52.4%
EMEA	28.2%	28.4%
APAC	11.0%	10.9%
Other	8.3%	8.3%

*Does not add up to total due to rounding

Source: Zendesk, Inc.

Contact



Investor contact
Karen Sansot
+1 415-852-3877
ir@zendesk.com



Media contact
Analisa Schelle
+1 510-292-5410
press@zendesk.com